EXHIBIT 99.1

KEY TRONIC ANNOUNCES STAY OF EXECUTION OF JUDGMENT
PENDING THE OUTCOME OF APPEAL

Spokane, WA—June 7, 2002—Key Tronic Corporation (Nasdaq: KTCC), announced today that on June 6, 2002, the court granted Key Tronic Corporation’s motion for a stay of execution of judgment, pending the outcome of its appeal, in the matter of F&G Scrolling Mouse, LLC et. al. v. Key Tronic Corporation.

On December 20, 2001, a jury in Seattle federal court rendered a verdict in this case finding that Key Tronic misappropriated trade secrets and breached a confidentiality agreement with Plaintiffs Fernando Falcon, Federico Gilligan and their company, F&G Scrolling Mouse LLC. Although the jury found that the misappropriation was not willful, it awarded damages and judgment was entered in the amount of $19.2 million. With the successful stay of execution of the judgment, Key Tronic intends to continue to pursue its appeal of this matter. Notice of appeal to the U.S. Court of Appeals for the 9th Circuit was filed on May 16, 2002.

Under the terms of the stay of execution of judgment, the court approved a supersedeas bond on the terms requested by Key Tronic in the amount of $1.75 million, with quarterly additions of 50% of the company’s operating income, as security for the $19.2 million judgment. Key Tronic also agrees that it will not take any actions intended to diminish its assets, pending the resolution of its appeal.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, Ireland and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its intentions and plans with respect to the lawsuit. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in the forward-looking statements, including the inherent uncertainties and risks of litigation that may cause the Company to review and alter its litigation strategy and the risk of potential adverse rulings in the litigation.